Exhibit 99.1

JOINT FILER INFORMATION

Name and Address:	GFI Group Inc.
55 Water Street
New York, New York 10041

Date of Event Requiring Statement	07/01/2011
Issuer and Ticker Symbol:	Bonds.com Group Inc. (BDCG.OBB)
Relationship to Issuer:	10% Owner (1)
Designated Filer:	GFINet Inc.